Exhibit 5.1
July 22, 2016

Board of Directors
Pixelworks, Inc.
224 Airport Parkway, Suite 400
San Jose, CA 95110

Gentlemen:

In connection with the registration of 1,200,000 shares of common stock (the “Common Stock”), of Pixelworks, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on July 22, 2016, and the proposed offer and sale of such shares of Common Stock pursuant to the terms of the Pixelworks, Inc. Amended and Restated 2006 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.
Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Shares have been duly authorized and when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of Oregon and our opinions expressed herein are limited to the laws of the State of Oregon and the federal laws of the United States and we do not express any opinion herein concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

Very truly yours,

/s/ Alto Law Group LLC
Alto Law Group LLC